                                                                  EXHIBIT 10.14



                        MANUFACTURING SERVICES AGREEMENT


         This Manufacturing Services Agreement ("Agreement") is entered into by and between Maxtor Corporation, a Delaware corporation, with its principal place of business at 211 River Oaks Parkway, San Jose, California 95134, U.S.A. ("Maxtor") and International Manufacturing Services, Inc., a Delaware corporation, with its principal place of business at 211 River Oaks Parkway, San Jose, California 95134 U.S.A. ("IMS"). This Agreement is effective as of May 16, 1996 ("Effective Date").


                                    RECITALS

         WHEREAS, Maxtor wishes to procure certain products and manufacturing services from IMS;

         WHEREAS, IMS is willing to provide such products and services on the terms and conditions set forth below;

         WHEREAS, concurrent with the execution of this Agreement, Maxtor and IMS will close certain related transactions set forth in that certain Recapitalization Agreement dated as of May 16, 1996 and that certain Redemption Agreement and Stockholders Agreement of even date therewith (the "Related Agreements");

         NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Related Agreements, the parties agree as follows:


                                    AGREEMENT

         1. Product Appendix. IMS will sell and Maxtor will purchase the products set forth in Exhibit A, as amended from time to time by mutual agreement ("Products"). For each Product, Maxtor will specify, from time to time, (i) a bill of materials listing the components of the Product; (ii) which components are to be procured by IMS and which are to be consigned to IMS by Maxtor; and (iii) approved vendors from whom IMS must source particular components. The parties shall agree in writing on any Product-specific tooling (manufacturing or test) and any other equipment which is required to be acquired by IMS solely for use in manufacturing or testing such Product, along with the financial and ownership arrangements for such tooling and equipment. IMS shall not change any vendor of a Product component or any manufacturing process for any Product without Maxtor's prior written approval.

         2. Orders and Forecasts. Every fiscal month, Maxtor shall issue to IMS binding purchase orders ("Orders") for Products, covering a thirteen (13) week period from such issue date and a nonbinding forecast for an additional subsequent thirteen (13) week period. No Order shall be binding upon IMS unless accepted by IMS in writing, subject to Section 7.3 ("Sales Commitment"), provided



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that if such written acceptance is not received by Maxtor within five (5)
working days from date of Order issuance, said Order shall be deemed accepted.

         3. Purchase Price. Purchase prices under this Agreement are set forth in Exhibit A as amended from time to time by both parties in writing. Purchase prices will be FOB IMS' applicable manufacturing facility and do not include any foreign, federal, state, local or other taxes or duties or charges of any kind that may be applicable. When IMS has the legal obligation to collect such taxes, the appropriate amount (excluding taxes based on IMS' net Income) will be added to Maxtor's invoice and paid by Maxtor unless Maxtor provides IMS with a valid tax exemption certificate authorized by the appropriate taxing authority. IMS agrees to keep its prices competitive and shall use reasonable commercial efforts to achieve ongoing cost reductions and to lower prices proportionately. The parties shall meet at least once a quarter, and more often if appropriate in the reasonable judgement of either party, to negotiate price changes. At such meetings, IMS will disclose to Maxtor all cost elements related to the Products.

         4. Payment Terms. Payment terms shall be net thirty (30) days from receipt of invoice by Maxtor. All invoices shall be paid in U.S. dollars. If IMS terminates this Agreement for cause pursuant to Section 14 ("Term and Termination"), all outstanding invoices will automatically be accelerated and will become immediately due and payable.

         5.    Shipping Terms, etc.

               5.1 Shipping Terms. All Products shall be packed for shipment in accordance with reasonable industrial practice and marked for shipment to Maxtor's designated shipping destination and delivered to Maxtor's carrier agent FOB IMS' applicable manufacturing facility. IMS will obtain Maxtor's written approval prior to any change from IMS' present packaging. IMS will mark all containers with necessary lifting, handling and shipping information and with Order information, date of shipment and the names of the consignee and consignor. An itemized packing list will accompany each shipment which shall include (i) Order information, and (ii) the description, part number, revision level and quantity of the Products so shipped. RISK OF LOSS SHALL PASS TO MAXTOR AT IMS' SHIPPING LOCATION UPON DELIVERY TO MAXTOR'S CARRIER AGENT. Maxtor shall select the carrier. All freight, insurance and other shipping expenses, including without limitation any special packaging expenses, shall be paid by Maxtor. Delivery shall not occur until IMS has obtained any export license or other official authorization necessary for export of the Products. Export licensing shall be the sole responsibility and at the sole expense of IMS.

               5.2 Miscellaneous. Maxtor's Order number must appear on all invoices, packing lists and bills of lading and shall appear on each package, container or envelope on each shipment. Either an invoice or delivery order may be used when making deliveries, with each set containing three (3) copies. A complete packing list specifying Maxtor's applicable Order number, quantity of goods shipped and part number shall be enclosed with each shipment. Bills of lading shall be mailed in triplicate to the destination address shown on the face of each Order, or to the consignee of the Order, on the day shipment is made.



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         6.    Order Cancellation and Rescheduling.

               6.1 Rescheduling. Maxtor may gives notice to IMS, either by facsimile transmission, in other written form, or orally with follow-up written confirmation, requesting rescheduling of Products for which purchase orders have been accepted by IMS. IMS shall reply within two (2) working days. The following rules shall apply based on the number of calendar weeks notice IMS is given prior to the scheduled shipment date:


         Time Prior to Delivery                    Limits on Rescheduling
        -------------------------------------------------------------------
        up to [*]                         [*]
        [*] weeks                         [*]
        [*] weeks                         [*]
        [*] weeks                         [*]

Maxtor's request for new ship date(s) more than ninety (90) days beyond the original ship date(s) shown on the affected purchase order shall be deemed a cancellation of the original purchase order governed by Section 7.2. If Maxtor's reschedule request represents an acceleration or increase, IMS will use its best efforts to meet the requested delivery dates.

               6.2 Cancellation. Any purchases of material by IMS shall be solely for the account of IMS, except for raw materials detailed in the bills of materials for the corresponding Products. IMS shall not purchase any materials to be consigned by Maxtor. Maxtor shall not be responsible for excess and obsolete inventory which is not covered by a Maxtor Purchase Order or other written form of authorization from Maxtor. Maxtor shall be responsible for exposures caused by EOL, rescheduling and engineering changes where IMS has purchased property under written authorization from Maxtor according to lead-time and within the cancellation window on the attached Exhibit C. Beyond that, IMS shall use reasonable commercial efforts to mitigate the costs incurred by IMS on account of any such cancellation, and any and all resulting liability of Maxtor. Once formal notification of cancellation has been received, IMS shall promptly cease all efforts in fulfillment of canceled Orders and shall promptly cancel orders to suppliers (in consultation with Maxtor where a cancellation penalty may be incurred). At the option of IMS, Maxtor shall purchase all or any portion of the materials purchased by IMS consistent with raw material lead times, and within the cancellation windows in Exhibit C unless Maxtor has provided written authorization to exceed the cancellation window. Maxtor must settle all valid claims from IMS regarding surplus inventory within forty-five
(45) days of receipt of IMS' written demand setting for the grounds of the claim in reasonable detail. The foregoing, together with the remedies set forth in
Section 7.1 ("Purchase Commitment"), shall be IMS' sole and exclusive remedies for any canceled Orders. The foregoing remedies shall also apply to Products manufactured by IMS for contractors of Maxtor named on Exhibit D, which Exhibit may be amended by Maxtor from time to time.



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               6.3  Product Mix Changes. It is understood that market conditions or requirements by Maxtor's customers may require changes in Product mix and it is anticipated that such changes may occur frequently. IMS, therefore, grants to Maxtor the right at any time to make changes to the Product mix without penalty to the extent such changes do not materially alter IMS' raw materials requirements, as long as such changes are made more than fifteen (15) days prior to delivery. Maxtor and IMS agree to work together to respond to such changes in a timely manner.

         7.    Purchase and Sale Commitments.

               7.1 Purchase Commitment. Maxtor agrees to place Orders with IMS, which Orders IMS shall accept, and Maxtor agrees to accept corresponding conforming shipments from IMS aggregating as follows:


                 Period                             Quarterly Unit Volume
-----------------------------------------------------------------------------
Initial [*] period following the                            [*]
Effective Date

Second [*] period following the                             [*]
Effective Date

Third [*] period following the Effective                    [*]
Date

IMS' sole and exclusive remedies for Maxtor's failure to place any of the above orders and/or Maxtor's cancellation of such Orders once placed shall be (i) suspension during the first year following the Effective Date, until cure of such failure, of the interest payments not yet paid and due under that certain Twenty Million Dollar ($20,000,000) Seven Percent (7%) Senior Subordinated Note issued at the closing of the Acquisition Transaction, provided that such unpaid interest will be repaid in equal monthly installments during the thirteen (13) months following cure of such failure, and (ii) if applicable, the remedies set forth in Section 6.2 ("Cancellation"). All purchases of Products by contractors of Maxtor named on Exhibit D shall be considered purchases of Products by Maxtor for purposes of this Section 7 ("Purchase and Sale Commitments").

               7.2 Condition of Purchase Obligation. Maxtor's commitment to purchase the amounts set forth in Section 7.1 ("Purchase Commitment") is conditioned upon IMS providing Products competitive in both price and quality. If Maxtor qualifies, pursuant to the qualification criteria set forth in Exhibit E, which criteria may be amended from time to time by Maxtor at its sole discretion, one or more alternate suppliers of Products whose price or quality is more favorable to Maxtor than IMS' price or quality and who are capable of meeting Maxtor's quality and volume (in whole or in part) requirements, Maxtor shall so notify IMS in writing. [*] Maxtor's purchase commitments set forth in
Section 7.1 ("Purchase Commitment") shall be reduced to the extent of Products as to which IMS is not price or quality competitive.



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               7.3  Sales Commitment. IMS agrees to accept Orders placed by
Maxtor and to manufacture and sell such Products to Maxtor in the amounts specified in Section 7.1 ("Purchase Commitment") above. IMS acknowledges that due to the primary source nature of the Products, it is important that IMS maintain the ability to increase its manufacturing capacity upon Maxtor's reasonable request. IMS shall provide for reasonable contingency plans, including but not limited to double shifts and triple shifts of personnel, so as to expeditiously increase IMS' manufacturing capacity to meet Maxtor's customer demand. [*] IMS will be responsible for processing sufficient Product starts, procuring sufficient inventory (except those components to be procured by Maxtor pursuant to Section 9 ("Product Materials")) and taking all other actions to provide Maxtor with the quantity of Product set forth in accepted Orders.

         8.    Inspection and Acceptance.

               8.1 Testing. IMS will ensure that each Product meets Maxtor specifications and is tested prior to shipment in accordance with quality and reliability testing methods and procedures for such Product as specified by Maxtor from time to time. IMS will provide to Maxtor only those Products conforming to the applicable test requirements unless IMS has obtained prior written approval from Maxtor for any deviation from such requirements.

               8.2 Acceptance. Maxtor shall inspect each shipment and return all non-conforming units to IMS with a return authorization number obtained from IMS with shipping cost to be borne by IMS. All returned Products must be accompanied by a written notice describing with reasonable particularity any defects rendering the Products non-conforming. IMS shall, at its expense, replace within ten (10) business days of return all non-conforming Products or refund the purchase price therefor. In addition to any such replacement and refund, IMS shall promptly reimburse Maxtor for reasonable costs, expenses and fees incurred by Maxtor as a result of non-conforming Products. Within ten (10) business days of IMS' receipt of any non-conforming Product, IMS will perform failure analysis and provide Maxtor with a failure analysis report and a corrective action plan detailing the actions IMS shall take to avoid or minimize similar defects in the future.

         9. Consignment. Maxtor may consign to IMS certain component parts, equipment and/or other materials (the "Materials") for use in assembling and testing Products. IMS agrees to (1) receive shipments of Materials ordered by Maxtor and designated for delivery to IMS, (2) perform incoming inspection and testing of Materials as reasonably required by Maxtor (any such Maxtor-required and Maxtor-unique testing to be at Maxtor's expense), (3) store and insure such Materials until needed, (4) use such Materials solely for the benefit of Maxtor, and (5) provide inventory and stocking reports to Maxtor. IMS shall provide such services with respect to Materials stored by IMS for up to one hundred twenty
(120) days at no charge. The parties shall negotiate in good faith on reimbursement to IMS for IMS' actual incremental costs incurred in connection with storage of Material in excess of one hundred twenty (120) days. IMS shall be responsible and liable for all Materials consigned by Maxtor to IMS, unless IMS provides Maxtor within forty-eight (48) hours of arrival of any consigned Materials with written notice and an accompanying receipt showing a discrepancy between the amount and/or type of Materials actually received by IMS and the amount and/or type consigned by Maxtor, as shown on



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


applicable shipping documents. Notwithstanding IMS' management and storage of the consigned Materials, Maxtor will retain all rights, title and interest to such Materials. IMS agrees that all Maxtor consigned Materials are the property of Maxtor and shall not mortgage, pledge, assign or borrow against such Materials or otherwise create or attempt to create a security interest in the Materials. IMS will post signs, make public filings, and take such other steps reasonably calculated to notify third parties concerning Maxtor's ownership of such Materials. IMS agrees to maintain fire and extended insurance, including all risk and earthquake coverage, on the building containing and contents of the Materials in an amount agreed upon by the parties. IMS shall name Maxtor as an additional assured with respect to the contents of the Materials and shall, if required by Maxtor, furnish certificates or adequate proof of the foregoing insurance. IMS will be liable to Maxtor for damages for loss of, or injury to, the consigned Materials caused by IMS' failure to exercise such care in regard to the Materials as a reasonably careful person would exercise under like circumstances. IMS agrees to accept responsibility for the actual cash value of any Materials while such Materials are in IMS' custody. In the event of any canceled Orders involving Materials, IMS shall ship such Materials to Maxtor (at Maxtor's expense). [*] IMS requests that consigned components are received by IMS at least five (5) business days prior to the scheduled Product shipment date and in sufficient quantities to allow for normal component attrition.

         10. Limited Warranty. IMS warrants that the Products sold to Maxtor shall conform to the corresponding written product specification provided by Maxtor to IMS and current at the time of Maxtor's Order ("Specification") [*] for a period of twelve (12) months from the date of receipt by Maxtor. The materials portion of this warranty shall not apply to the extent of defects in the Product directly attributable to the failure of any Materials consigned or supplied to IMS by Maxtor. All claims for breach of warranty with respect to any unit of the Products must be received by IMS no later than fifteen (15) days after the expiration of the warranty period. The warranty does not extend to any Products (i) which have been subjected to misuse, neglect, excessive deterioration or erosion, abuse, accident, improper installation, extreme electrical or physical stress, or any other use by Maxtor in violation of or contrary to IMS' instructions; (ii) which have been repaired or altered in any manner by anyone other than IMS or persons expressly authorized by IMS; or (iii) which are defective as a result of causes external to the Product. IMS' sole and exclusive obligation with respect to defective Products returned under warranty shall be, at IMS' option, repair or replacement thereof or refund of the purchase price. THE EXPRESS WARRANTY AND WARRANTY REMEDIES PROVIDED IN THIS SECTION ARE MAXTOR'S SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF THE WARRANTIES IN THIS SECTION. IMS MAKES, AND HAS MADE, NO OTHER WARRANTIES TO MAXTOR, AND IMS HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, WRITTEN OR ORAL, EXPRESS, IMPLIED, OR STATUTORY, IN ANY MANNER OR FORM WHATSOEVER, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS (EXCEPT AS EXPRESSLY PROVIDED IN SECTION 17 ("INDEMNIFICATION")). Maxtor shall pay IMS such amounts as are mutually agreed from time to time for (i) testing of returned units in "no problem found" situations (i.e., where Product units returned to IMS conform to the above warranty) and (ii) network of returned units where the failure



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of the units to conform to the above warranty is not due to any breach of warranty by IMS (e.g., situations where the Product unit has been abused or damaged by persons other than IMS).

         11. Epidemic Failure. In the event of an epidemic failure of a Product, the parties shall immediately work together to identify the nature of the failure and to determine whether the failure results from certain components of the Product or manufacture of the Product. For purposes of this Section, "epidemic failure" shall mean a group of failures occurring within a thirty (30) day period of a same or similar nature where the failure rate for such thirty
(30) day period is ten percent (10%) or more above the failure rate for the particular Product over the term of this Agreement prior to such event. Maxtor and IMS shall agree on an equitable allocation of the cost of resolving the problem vis-a-vis Maxtor's customers and in regard to the relevant component(s) vendors which shall depend on whether the primary source of the problem is Maxtor's procurement of Materials for the Products or IMS' procurement of components for or manufacture of the Product. Maxtor and IMS shall cooperate in good faith to identify the most cost-effective solution to the problem.

         12. Limitation of Liability. EXCEPT AS SET FORTH IN SECTION 17.2 ("INDEMNIFICATION BY IMS") AND SECTION 17.3 ("INFRINGEMENT INDEMNIFICATION BY MAXTOR") AND EXCEPT FOR BREACH OF THE OBLIGATIONS SET FORTH IN SECTION 18.1 ("CONFIDENTIAL INFORMATION"), EITHER PARTY'S MAXIMUM LIABILITY ARISING OUT OR RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL PAYMENTS MADE BY MAXTOR TO IMS HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF CONTRACT, NEGLIGENCE OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, DAMAGES BASED ON LOSS OF PROFITS OR BUSINESS OPPORTUNITY), AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

         13.   Engineering or Process Changes.

               13.1 Definition. The term "Engineering Change(s)" shall mean those mechanical, electrical, piece part or subassembly design or Specification changes, made to the Products or to any manufacturing, assembly or testing method, procedure or process ("Process"), or, which, if made, could affect the schedule, performance, reliability, availability, serviceability, appearance, dimensions, tolerances, safety or costs, such determination to be made solely by Maxtor.

               13.2 IMS Change(s). IMS will notify Maxtor of any Engineering Change proposed to be made by IMS to the Products or Process, and will supply a written description of the expected effect of the Engineering Change on the Products, including its effect on price, performance, reliability and serviceability. Maxtor may elect to evaluate the prototype, parts and/or designs specified as part of the proposed change and IMS shall provide the prototype, parts and/or design to Maxtor at no charge



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

for such evaluation. Maxtor agrees to use commercially reasonable efforts to respond, within five (5) working days after receipt of IMS' request for non-critical changes and within twenty-four (24) hours for critical changes, as to whether or not Maxtor will negotiate with IMS as to a transition plan and time frame for implementing such Engineering Changes. IMS will not change or modify the Products or Process by implementation of such Engineering Change without Maxtor's prior written approval. Maxtor, in its reasonable discretion, may reject any and all IMS requested changes.

               13.3 Maxtor Change(s). Maxtor may request, in writing and in a manner similar to IMS' request as set forth in Section 13.2 ("IMS Change(s)"), that IMS incorporate any non-critical Engineering Change into the Products, and IMS will provide to Maxtor its written response within five (5) working days after receipt of Maxtor's request. For critical Engineering Changes, as determined by Maxtor, IMS will respond within twenty-four (24) hours of Maxtor's written request. IMS' response will state the cost savings or increase, and labor, inventory and scrap material impact, if any, expected to be created by the Engineering Change, and the effect on the schedule, performance, reliability, availability, safety, serviceability, appearance, dimensions, tolerances, and composition of bills of material of the Products. If Maxtor requests IMS to incorporate an Engineering Change into the Products, the applicable Specifications will. be amended as required subject to mutual agreement on reimbursement to IMS for its extra costs (including labor, manufacturing supplies and inventory) incurred as a result of the Engineering Change. IMS will not unreasonably refuse to incorporate Maxtor's Engineering Changes into the Products.

         14. Term and Termination. The term of this Agreement shall begin on the Effective Date and continue for three years thereafter unless earlier terminated as provided herein. Either party may terminate this Agreement for default by the other party of any material obligation, unless the defaulting party cures such material breach within thirty (30) days after receipt of written notice from the non-defaulting party. In the event this Agreement is terminated by IMS upon Maxtor's default, Maxtor shall be responsible for payment or cancellation charges for any issued and accepted Orders as provided in
Section 6 ("Order Cancellation and Rescheduling"). In the event this Agreement is terminated by Maxtor for IMS' default, IMS shall be responsible for payment of any and all costs and expenses associated with Maxtor's transfer of Orders to another supplier, including without limitation the incremental cost to procure substitute goods in accordance with Section 2712 of the Uniform Commercial Code.

         15. Maxtor Equipment. IMS shall be responsible for diligence and care in the use, routine calibration and repair, maintenance and protection of any Maxtor furnished equipment, including without limitation any Product-specific tooling and equipment, and shall be liable for repairs or replacement due to normal failure or wear and tear, and maintenance costs, provided, that HDAs shall be supplied, maintained, repaired and replenished by Maxtor.

        16.    [*]



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        17.    Indemnification.

               17.1 Indemnification by Maxtor for Products. Maxtor shall defend, indemnify and hold IMS, its successors and assigns, harmless from and against all actions, claims, liabilities, losses and expenses (including reasonable attorneys' fees) arising out of or relating to Maxtor's gross negligence or intentional misconduct in its distribution, sale or use of any Product. Such indemnification obligation will be conditioned upon IMS (i) giving Maxtor prompt notification in writing as to any such action; (ii) tendering full control of the defense of such action to Maxtor; and (iii) providing Maxtor with full information and assistance (at Maxtor's expense) for such defense. IMS may participate in any such defense with counsel of its choosing at its expense. Maxtor will not be responsible for any settlement or compromise made without its consent.

               17.2 [*]

               17.3 Infringement Indemnification by Maxtor. Maxtor shall defend, indemnify and hold IMS, its successors and assigns, harmless from and against all actions, claims, liabilities, losses and expenses (including reasonable attorneys' fees) arising out of or relating to any claim of infringement or misappropriation by a Product developed from designs provided by Maxtor for such development, of any patent, copyright, trade secret, or any other intellectual property right of any third party to the extent such infringement or misappropriation arises out of use of such Maxtor designs. Such indemnification obligation will be conditioned upon IMS (i) giving Maxtor prompt notification in writing as to any such action; (ii) tendering full control of the defense of such action to Maxtor; and (iii) providing Maxtor with full information and assistance (at Maxtor's expense) for such defense. IMS may participate in any such defense with counsel of its choosing at its expense. Maxtor will not be responsible for any settlement or compromise made without its consent.

         18.   Confidentiality; Intellectual Property Rights.

               18.1 Confidential Information. Each party (the "Disclosing Party", as applicable) agrees during the term of this Agreement and thereafter to take all steps reasonably necessary to hold the Confidential Information of the other party (the "Receiving Party", as applicable) in trust and confidence. "Confidential Information" includes, but is not limited to, technical and business information relating to the Disclosing Party's inventions or products, research and development, production, manufacturing and engineering processes, costs, profit or margin information, employee skills and salaries, finances, customers, marketing, and production and future business plans, and any third party's proprietary or confidential information disclosed to the Receiving Party in the course of providing services to the Disclosing Party. Notwithstanding the other provisions of this Agreement, nothing received by the Receiving Party will be considered to be the Disclosing Party's Confidential Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by the Receiving Party from a third party without confidential limitations; (3) it has been independently developed for the Receiving Party by personnel or agents having no access to the Disclosing Party's Confidential Information; or (4) it was known to the Receiving Party prior to its first receipt from the Disclosing Party. The Receiving Party shall use the



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

Disclosing Party's Confidential Information only for the purposes of providing and receiving Products and services to and from the Disclosing Party as set forth herein, unless otherwise mutually agreed in writing. The Receiving Party may disclose the Disclosing Party's Confidential Information to affiliates and to third persons, including contractors, solely for the purposes of this Agreement or as otherwise allowed herein (e.g., Section 18.4 ("License of IMS Rights")), including consultation regarding the purchase or provision of Products and services, but only under the terms of a written confidentiality agreement with such third person containing confidentiality and use terms substantially similar to those imposed herein upon a Receiving Party. The foregoing shall not affect Maxtor's rights under Section 18.4 ("License of IMS Rights"), except that Maxtor shall require third persons who receive such
Section 18.4 IMS Intellectual Property which is IMS Confidential Information, to execute such written confidentiality agreement.

               18.2 No Conflict of Interest. Each party agrees during the term of this Agreement not to accept work, enter into a contract or accept an obligation inconsistent or incompatible with such party's obligations under this Agreement or the scope of services rendered for the other party hereunder. Each party warrants that to the best of its knowledge, there is no other existing contract or duty on such party's part inconsistent with this Agreement. The parties agree that the foregoing obligations shall not be construed in any manner to supersede or conflict with the terms and conditions of Section 7.2 ("Condition of Purchase Obligation") above.

               18.3 Ownership of Proprietary Rights. Nothing in this Agreement shall convey to either party any proprietary or intellectual property rights, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract rights and licensing rights (the "Intellectual Property Rights") belonging to the other party, or be deemed to license either party to use any such Intellectual Property Rights of the other party, except for the express limited purposes set forth herein.

               18.4 [*]

               18.5 Joint Work Product. The term "Joint Work Product" means any new or useful art, discovery, improvement or invention whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works, where the conception or reduction to practice thereof occurs subsequent to the Effective Date and one or more personnel of both Maxtor and IMS contribute materially to such conception or reduction to practice. Maxtor and IMS shall jointly own the Joint Work Product, with each owning an undivided one-half interest, and each shall be free to commercially exploit Joint Work Product far its own account and nonexclusively license Joint Work Product to third parties without any obligation to account for profits to the other joint owner.

               18.6 Return of Maxtor Property. The term "Maxtor Work Product" means any new or useful art, discovery, improvement or invention whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works developed by Maxtor without the material



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contribution of IMS or otherwise acquired or licensed by Maxtor. Except as set forth in a separate written licensing agreement:

                      (a) IMS shall have no right to use any Maxtor Work Product provided by Maxtor to IMS, or learned by IMS from Maxtor, except to perform services for Maxtor as contemplated by this Agreement.

                      (b) Upon termination of this Agreement for any reason or in any manner, or at any earlier time upon Maxtor's request, IMS agrees to promptly deliver all Maxtor property, including but not limited to all tangible embodiments of the Maxtor Work Product, and all copies of Maxtor property in IMS' possession to Maxtor, or promptly destroy all such Maxtor property and promptly certify in writing to its destruction.

         19.   Miscellaneous Provisions.

               19.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating thereto. This Agreement may not be modified except by a writing signed by an authorized representative of both parties.

               19.2 Independent Contractor. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained herein shall be constructed to constitute either party as the agent of the other party or as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

               19.3 Advertising. No advertising by either party shall display or contain any trademarks or references to the other party without the other party's prior written approval.

               19.4 Assignment and Subcontracting. This Agreement may not be assigned by either party without the advance written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement to any affiliate or subsidiary or pursuant to a merger, sale of all or substantially all of its assets, or other corporate reorganization. IMS shall not subcontract any of its rights or obligations hereunder to any third party without Maxtor's prior written approval, which shall not be unreasonably withheld.

               19.5 Force Majeure. Except for Maxtor's payment obligations, neither party shall be liable to the other party arising out of delays or failures to perform under the Agreement to the extent that any such delays or failures result from any cause beyond the reasonable control of the party affected by a force majeure event; provided, that the party affected by any such cause shall promptly inform the other of all relevant information. If any such force majeure event extends beyond ninety (90) days, either party shall have the right to terminate this Agreement upon written notice to the other party.

               19.6 Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

               19.7 Venue. All disputes arising under this Agreement shall be brought in the Superior Court of the State of California in Santa Clara County or the Federal District Court of San Jose, California, as permitted by law. The Superior Court of Santa Clara County and the Federal District Court of San Jose shall each have exclusive jurisdiction over disputes under this Agreement. IMS consents to the personal jurisdiction of the above courts.

               19.8 English Language. This Agreement is executed in the English language only, and any translations hereof are of no force and effect.

               19.9 Invalidity. If any provisions or portion thereof of this Agreement is held to be unenforceable or invalid, the remaining provisions and portions thereof shall nevertheless be given full force and effect.

               19.10 No Waiver. No failure to delay on the part of either party in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or of any other right or remedy. No provision of this Agreement may be waived except in a writing signed by the party granting such waiver.

               19.11 No Licenses Created. Nothing contained in this Agreement shall be construed as conferring any license, right to use or other right with respect to information, trademark or tradenames of either party.

               19.12 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one single agreement between the parties.

               19.13 Limitation of Action. No action, regardless of form, arising out of this Agreement, may be brought by either party more than one year after the cause of action has arisen, or in the case of nonpayment, one year from the date the last payment was due.

               19.14 Survival.  Sections 10, 11, 12, 15, 17, 18 and 19 shall survive any expiration or termination of this Agreement.

               19.15 Construction. This Agreement has been negotiated by the parties and their respective counsel. This Agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Any ambiguity will not be interpreted against the drafting party.

        IN WITNESS WHEREOF, Maxtor and IMS have caused this Manufacturing Services Agreement to be executed by their respective officers, duly authorized.


MAXTOR:                              IMS:

Maxtor Corporation                   International Manufacturing Services, Inc.


By: ___________________________      By: ______________________________________

Name: _________________________      Name: ____________________________________

Title: ________________________      Title: ___________________________________

                                            EXHIBIT A

                                       PRODUCTS AND PRICES


         Maxtor and IMS have agreed that in calendar 1996, Maxtor will give IMS first right of refusal to manufacture units up to 1.924 million each quarter. The forgoing does not constitute a purchase order.


                                    CQ2 96     CQ3 96     CQ4 96      CQ1 96
     BOM NO.     DESCRIPTION        PRICE      PRICE      PRICE       PRICE
     -------     -----------        -----      -----      -----       -----
                                     US$        US$        US$         US$
      [*]           [*]              [*]        [*]        [*]         [*]









REWORK*
1" REWORK (NORMAL)
1" REWORK (FIELD)
2.5 REWORK
MXT REWORK

* Rework charges above are for full rework completed by IMS. Partial rework charges will be negotiated in good faith between the parties.

Note:

1. The price for CQ296 is confirmed while the price for the rest of three quarters is for reference only.

2.  The selling price for 2.5" is full turnkey and sales is from IMS to HSD.

                                    EXHIBIT A
                                   (Continued)

                              CONSIGNED PARTS LIST



     PART NO.                           DESCRIPTION
---------------     ----------------------------------------------------
[*]                 [*]

                                    EXHIBIT B


                      THIS EXHIBIT IS INTENTIONALLY OMITTED

                                    EXHIBIT C

                              CANCELLATION WINDOWS



                                                   CANCELLATION
                     COMMODITY                    (NOT-TO-EXCEED)
                  ----------------                ---------------
                  ASICx*                             [*] Days
                  Memory *                           [*] Days
                  Osc. Custom                        [*] Days
                  Transistors                        [*] Days
                  Diodes                             [*] Days
                  Caps (Tant.)                       [*] Days
                  Resistor                           [*] Days
                  PCB                                [*] Days
                  Ferrite                            [*] Days
                  Connector/Socket                   [*] Days
                  Cap Cer                            [*] Days
                  Inductor                           [*] Days

* Per supplier cancellation window plus [*] worth of raw and WIP in IMS.























-----------------------

[*]  Confidential Treatment Requested

                                    EXHIBIT D

                            Hyundai Storage Division

                                   APPENDIX E


       # CRITERIA                    MAX. POINT     WEIGHT AGE     MAX. WEIGHT
1.  Quality                              5              X2             10
2.  Total Cost                           5              X2             10
3.  Capacity                             5              X2             10
4.  Time To Market                       5              X2             10
5.  Joint Profit Program                 5              X1              5
6.  Delivery Performance                 5              X1              5
7.  Technology Leadership                5              X1              5
8.  Finance                              5              X1              5
9.  History/Flexibility                  5              X1              5
10. Fit for Application                  5              X1              5

        The Maximum Total Weighted Score is 70 and Minimum is 35.

        We can assign the following grading:


    WEIGHT SCORE                    GRADING
-----------------------    --------------------------
35-49                      Pass/Average
50-59                      Good
60-70                      Very Good/Excellent